EXHIBIT 10.21
Honeywell Aerospace
Supplemental Pension Plan
Effective June 29, 2026

Article I - Purpose
Effective November 20, 1975, Allied Corporation adopted the Allied Corporation Supplemental Retirement Plan for Executives and Key Employees. Such plan was amended and restated multiple times including effective January 1, 2000 to rename the plan the “Honeywell International Inc. Supplemental Pension Plan” and effective January 1, 2009 to comply with Section 409A of the Code. This Honeywell Aerospace Supplemental Pension Plan was created and established by Honeywell Aerospace Inc. in connection with the Spinoff.
The purpose of the Plan is to provide participants and their joint annuitants and beneficiaries under the Pension Plan with the amount of retirement income that is not provided under the Pension Plan because (i) the participant deferred compensation under one or more nonqualified deferred compensation plans of the Honeywell Controlled Group or the Honeywell Aerospace Controlled Group, including the Supplemental Savings Plan and/or the Deferral Plan or (ii) by reason of the limits imposed by Section 415 and/or 401(a)(17) of the Code. The Plan is also intended to cover any contractual obligation the Company has to pay pension benefits that cannot be provided under the provisions of the Pension Plan.
The Plan, established effective June 29, 2026, applies to a participant who (i) was or is an active participant, deferred vested participant, or retiree whose accrued pension benefit or payment under the Honeywell International Inc. Supplemental Pension Plan transferred from the Honeywell International Inc. Supplemental Pension Plan to this Plan in connection with the Spinoff, and (ii) (A) had or has any portion of a Supplemental Benefit that accrued or accrues on or after January 1, 2005 under the Honeywell International Inc. Supplemental Pension Plan or this Plan, or (B) had or has any portion of a Supplemental Benefit that accrued prior to January 1, 2005 but vested on or after December 31, 2004, or (C) had or has an increase in the value of any subsidy with respect to Grandfathered Benefits (defined below) payable upon retirement before the Pension Plan’s normal retirement date that accrues or increases as a result of service with the Honeywell Controlled Group or the Honeywell Aerospace Controlled Group after December 31, 2004.
The terms and conditions of the Honeywell International Inc. Supplemental Pension Plan preceding the January 1, 2009 amendment and restatement of that plan applies to a participant not described in clause (ii) of the preceding paragraph whose entire Supplemental Benefit accrued and vested before January 1, 2005 (“Grandfathered Benefit”) even though such benefits are paid by Honeywell Aerospace Inc.
For the avoidance of doubt, the following individuals shall not be eligible for a Supplemental Benefit from this Plan: (i) an individual whose pension benefit was transferred to the Honeywell Aerospace Retirement Earnings Plan as part of the Corporate Home Office or the RTG Group portion of the Honeywell Labs cost accounting pension segment and who did not transfer employment from the Honeywell Controlled Group to the Honeywell Aerospace Controlled Group in connection with the Spinoff, (ii) an individual who participates in the Honeywell Aerospace Retirement Earnings Plan or a supplement to that plan and whose pension benefit is accrued pursuant to the terms of a collective bargaining agreement, (iii) an individual who has accrued or is accruing a pension benefit under the following supplements of the Honeywell Aerospace Retirement Earnings Plan: the pension formulas related to Grimes, Pittway, Norcross, and Novar participants, and (iv) an individual who accrued a benefit under the UOP International Pension Plan.
Except to the extent otherwise indicated, and to the extent otherwise inappropriate, the Pension Plan and the provisions thereof are hereby incorporated by reference.
Article II - Definitions

2.1 Accrued Pension Benefit - means the amount of retirement income payable under the Pension Plan to or with respect to a participant at the date required by this Plan.
2.2 Actuarial Equivalent or Actuarially Equivalent – means, except as otherwise provided in the Plan, a benefit having the same actuarial value as the benefit it replaces, determined using the same assumptions and methods as are used for determining actuarial equivalency benefit under the Pension Plan.
2.3 Board of Directors - means the Board of Directors of the Company.
2.4 Code - means the Internal Revenue Code of 1986, as amended from time to time.
2.5 Committee - means the Compensation Committee of the Company.
2.6 Company - means Honeywell Aerospace Inc., a Delaware corporation.
2.7 Deferral Plan - means the Honeywell Aerospace Deferred Incentive Compensation Plan, as the same may be amended from time to time, or a similar nonqualified deferred compensation plan sponsored by the Honeywell Controlled Group for periods before June 29, 2026.
2.8 Earliest Retirement Date – means the earliest date as of which the participant would be eligible to commence the receipt of his Pension Plan benefit, whether or not he elects to commence receipt of such Pension Plan benefit as of such date.
2.9 Honeywell Aerospace Controlled Group - means the Company and its participating subsidiaries and affiliates.
2.10 Honeywell Controlled Group - means Honeywell International Inc. and its participating subsidiaries and affiliates.
2.11 Pension Plan - means the Honeywell Aerospace Retirement Earnings Plan (or any predecessor or successor defined benefit pension plan including the Honeywell Retirement Earnings Plan and its supplements before June 29, 2026) and any other defined benefit pension plan covering salaried employees of Honeywell Aerospace Inc. other than (i) this Plan, (ii) the portion of any defined benefit pension plan providing benefits to employees under the Grimes, Pittway, Norcross, or Novar formulas, and (iii) the UOP International Pension Plan.
2.12 Plan - means the Honeywell Aerospace Supplemental Pension Plan.
2.13 Separation from Service Date – means the date on which the participant’s separation from service with the Honeywell Aerospace Controlled Group occurs within the meaning of Section 409A of the Code. A participant’s Separation from Service Date occurs when the facts and circumstances indicate that the Company and the participant reasonably anticipate that no further services will be performed after a certain date or that the level of services the participant will perform after such date will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36-month period (or, if shorter, the entire period of the participant’s employment by the Honeywell Aerospace Controlled Group).
2.14 Specified Employee – means any participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Total Rewards or his delegate), is a specified employee under Section 409A of the Code, as determined by the Vice President, Total Rewards or his delegate, which determination of “specified employees” and identification date shall be made by the Vice President, Total Rewards or his delegate in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.
2.15 Spinoff – means the transaction whereby the Honeywell Aerospace business spun off from Honeywell International Inc. in a tax-free transaction, which transaction occurred on June 29, 2026.

2.16 Supplemental Benefit - means the excess, if any, of (i) the retirement income payable to or with respect to a participant under the Pension Plan that would have been accrued by the participant (1) had the participant deferred contributions, as that term is defined in the Supplemental Savings Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (2) had the portion of base annual salary and incentive awards deferred by a participant under the terms of the Deferral Plan, been compensation included for calculating benefits under the Pension Plan in the year the compensation would otherwise have been earned or payable as recognized by the Pension Plan, (3) had the limits of Code Section 415 and/or 401(a)(17) not been incorporated in the Pension Plan, and (4) had the participant met all the requirements for a benefit from the Pension Plan with respect to all other pension benefits which the Company has become contractually obligated to pay to the participant, over (ii) the participant's Accrued Pension Benefit. A participant’s Supplemental Benefit shall include an estimate of any compensation or service that is required to be taken into account under the Pension Plan after the participant receives payment of his Supplemental Benefit. Notwithstanding the preceding paragraph, solely for purposes of determining a participant’s Supplemental Benefit under this Plan, for an active participant in the Honeywell Retirement Benefit Plan formula of the Pension Plan who exceeds the Code section 415 limits while employed, the late retirement increase provided by Table V of the formula shall not increase after July 1, 2026.
2.17 Supplemental Savings Plans - means the Honeywell Aerospace Excess Benefit Plan and Supplemental Savings Plan, as the same may be amended from time to time, or a similar non-qualified deferred compensation plan sponsored by the Honeywell Controlled Group for periods before June 29, 2026.
Article III – Participation
Except as otherwise provided in the Plan, participation in the Plan shall be limited to:
(a) those salaried participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of having deferred compensation under the Supplemental Savings Plan or the Deferral Plan, receive or shall receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such deferral;
(b) those salaried participants in the Pension Plan (and their joint annuitants and beneficiaries) who as a result of the limitations contained in Code Sections 415 and/or 401(a)(17) receive or will receive a lesser amount under the Pension Plan than would otherwise be paid or payable in the absence of such limitations; and
(c) any employee who has entered into a contractual agreement with the Company under which the Company shall, after the termination of employment of the employee, provide a benefit in the form of a life annuity for the employee (and the employee's joint annuitant or beneficiary) as provided under the terms of the contractual agreement.
Article IV - Supplemental Benefit
4.01 Payment of Supplemental Benefit
    (a) Supplemental Benefits shall be payable directly to such participant, or such participant's joint annuitant or beneficiary, as applicable, from the general assets of the Company and the Company shall not be under any obligation to set aside any funds or other assets for the payment of the Supplemental Benefits under this Plan. The Company may, in its sole discretion, establish funds for payment of these Supplemental Benefits. However, any and all such funds shall remain assets of the Company and subject to the claims of creditors of the corporation. Such funds, if any, shall not be deemed to be assets of this Plan.
Notwithstanding the preceding paragraph, the Committee is authorized (but not required) to cause the Company (or any successor thereto) to fund all or a part of the Supplemental Benefits for such participant or participants as it may select in its sole discretion from time to time. The Committee is authorized to select, appoint and remove trustees or other entities or individuals, to enter into, amend and terminate trust or other agreements, to create trust or other secured funds, to cause the Company to make contributions to such funds in such amounts as the Committee may determine from time to time and to take all other actions that it may determine to be necessary or helpful in implementing the funding, including providing for the payment of Supplemental Benefits in accordance with applicable law.
(b) The following rules shall be used in determining the time and form of payment for a participant’s Supplemental Benefit:
(1) Except as otherwise provided in this paragraph (b) or Appendix A, the Actuarial Equivalent value of a participant’s Supplemental Benefit shall be paid in a single lump sum payment as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. For purposes of this clause (1), the Earliest Retirement Date of a participant who participates in the Retirement Earnings Plan formula of the Pension Plan shall be his Separation from Service Date.
(2) A participant who was provided a payment election for his Supplemental Benefit prior to January 1, 2009 and who elected an annuity as his payment form shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option. Such payments will begin as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. If a participant fails to elect an annuity payment form by the required date, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his legal spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.
(3) A participant who is entitled to disability pension benefits under the Pension Plan that qualify as “ancillary benefits” shall continue to receive such benefits as required by the Pension Plan as long as the participant satisfies the conditions applicable to such benefits. The Actuarial Equivalent value of such participant’s Supplemental Benefit at retirement shall be paid as of the first day of the month following 105 days after the latest date the ancillary disability pension benefits could be paid, whether or not the ancillary disability pension benefits continue to be paid to such date. The form of payment shall be determined in accordance with clause (1) or (2) as applicable.
(c) A participant’s Supplemental Benefit shall include an estimate of any service or compensation (such as during a severance period or bridge leave of absence) following the participant’s benefit commencement date that is required to be taken into account in calculating a participant’s Supplemental Benefit. In no event shall the Company be required to recalculate or otherwise true up the Supplemental Benefit actually paid.
(d) Except as otherwise provided in Appendix A, for the purpose of determining the Actuarial Equivalent present value of a participant's accrued Supplemental Benefit, the "Applicable Mortality Table" and the "Applicable Interest Rate" shall be used, as defined below.
(1) The "Applicable Mortality Table" means the mortality table prescribed by the Secretary of the Treasury pursuant to Code Section 417(e). Such table shall be based on the prevailing commissioners' standard table (described in Code Section 807(d)(5)(A)) used to determine reserves for group annuity contracts issued on the date as of which the present value is being determined (without regard to any other subparagraph of Code Section 807(d)(5)).
(2) The "Applicable Interest Rate" means the average annual rate of interest on 30-year Treasury securities determined as of the third calendar month preceding the month during which the benefit commencement occurs.

(e) In the event that a Supplemental Benefit becomes payable and the relevant Pension Plan or agreement is terminated in accordance with its terms, then the participant shall have a right to only the Supplemental Benefit accrued to the date of termination of the relevant Pension Plan or agreement. In such event, the Company shall remain liable for the payment of the Supplemental Benefit and payment shall be made at such times and in such manner as provided in this Section 4.01.
(f) The rights and interest of any participant, joint annuitant, or beneficiary to a Supplemental Benefit under this Plan shall be the same as any other unsecured creditor of the Company (or any successor thereto). In the event of any bankruptcy proceeding by or against the Company, a participant, joint annuitant or beneficiary shall be entitled to prove a claim for any unpaid portion of the benefit provided by the Plan.
(g) No person shall have a right to acceleration of any payment under the Plan. No person shall be entitled to anticipate such benefit by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt of payment.
(h) Notwithstanding any provision of this Section 4.01 to the contrary, if a participant is a Specified Employee at his Separation from Service Date and payment under this Section 4.01 is required to be made or commence within the 6-month period following his Separation from Service Date, such payment shall be delayed if it is to be made in a single lump sum payment or accumulated if it is to be made in an annuity until the earlier of the first day of the seventh month following the Separation from Service Date or the first day of the month following the participant’s death, with no interest or earnings accruing on the delayed payments.
4.02 Death Benefits
(a) If a participant receives his Supplemental Benefit in a single lump sum payment, no Supplemental Benefit shall be paid to his surviving spouse or beneficiary following his death.
(b) If a participant elects to receive his Supplemental Benefit in an annuity that provides a survivor annuity or death benefit, the participant’s surviving spouse or beneficiary, as applicable, shall receive the applicable survivor benefit or death benefit following the participant’s death.
(c) If a participant dies before he receives his Supplemental Benefit, his surviving spouse or beneficiary shall receive the Actuarial Equivalent value of any pre-retirement surviving spouse benefits or death benefits provided by the Pension Plan (1) in the form of the annuity required by the Pension Plan if the participant elected to receive his Supplemental Benefits in an annuity, or (2) in all other cases, in the form of a single lump sum payment. Such payment will be paid or begin to be paid as of the first day of the month following 105 days after the later of the participant’s death or the date that would have been the participant’s Earliest Retirement Date.
Article V - Administration
5.01 Plan Administrator - The Committee shall name a Plan Administrator. Such Plan Administrator shall serve at the convenience of the Committee and shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Committee at such time or times as the Committee shall designate. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Honeywell Aerospace Controlled Group) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Honeywell Aerospace Controlled Group in determining any participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
5.02 Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of the Company in determining any participant's eligibility for and amount of benefit under the Plan. In the event that the Plan Administrator's reliance on the records of the Company causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a participant, the Plan Administrator shall withhold any payments then due a participant and take any action deemed appropriate to recover the balance of the overpayment.
5.03 Benefit Appeals - The Plan Administrator shall establish a claims and appeals procedure as defined by U.S. Department of Labor regulations. Such procedures will provide that the participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing, specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the participant must supply in order to perfect a claim for benefits. For a claim to be considered timely filed under this Plan, it must be filed with the Plan Administrator within one year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. A claimant must exhaust the claims and appeals process under the Plan before he can bring legal action against the Plan or the Plan Administrator either in state or Federal court. Failure to follow the Plan’s prescribed claims and appeals process in a timely manner shall cause the claimant to lose his right to bring legal action against the Plan and the Plan Administrator regarding an adverse benefit determination. The Plan Administrator’s decision shall be binding on all persons affected thereby. A claimant must bring any legal action in connection with the Plan in the U.S. District Court for the District of Arizona within the six-month period commencing on the date the claimant’s claim and appeal rights under the Plan are exhausted.
5.04 Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.
5.05 Nonduplication of Benefits - To avoid the duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the participant under other supplemental pension plans sponsored by the Honeywell Aerospace Controlled Group (other than the Honeywell Aerospace Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above) for which the participant may be eligible, provided however that payment under all plans shall begin at the same time and in the same form of payment.
5.06 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company or one if its affiliates is required by any law or regulation of any governmental authority, whether Federal, state, local or foreign, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the participant (or his beneficiary). Each participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
5.7 Anti-Alienation. The right of a participant to receive any amount due to the participant shall not be transferable or assignable by the participant, except by will or by the laws of descent and distribution, if permitted by the terms of the Plan. To the extent that any person acquires a right to receive any amount due to a participant hereunder, such right shall be no greater than that of an unsecured general creditor of the Company. Except as expressly provided herein, any person having an interest in any amount due to a participant under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, pledge or transfer in any form or manner before actual or constructive receipt thereof.
5.8 Unsecured General Creditor. No member of the Honeywell Aerospace Controlled Group shall be required to reserve or otherwise set aside funds, common stock or other assets for the payment of its obligations hereunder. However, the Company or any affiliate may, in its sole discretion, establish funds for payment of its obligations hereunder. Any such funds shall remain assets of the Company or such affiliate, as the case may be, and subject to the claims of its general creditors. Such funds, if any, shall not be deemed to be assets of the Plan. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.
5.9 Governing Law. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel and all rights thereunder shall be governed by and construed in accordance with the internal laws of Arizona, without regard to conflicts of laws principles, except to the extent Federal statute supersedes Arizona law.
5.10 Restriction on Venue. Any action in connection with the Plan must be filed in the U.S. District Court for the District of Arizona.
5.11 Compliance with Section 409A of the Code – The Plan is intended to comply with the applicable requirements of Section 409A of the Code, and will be administered in accordance with Section 409A of the Code to the extent that Section 409A of the Code applies to the Plan. Notwithstanding any provision of the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Code section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such penalties will not be imposed. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.
Article VI - Amendment and Termination
6.01 Plan Amendments – The Company reserves the right to amend the plan from time to time. The Plan may be amended by the Committee or its delegate; provided however, that no amendment shall reduce any benefit being paid or then payable to a participant. Further, no amendment shall reduce the benefits provided by the Plan to participants or alter in any manner the rights of the participants to benefits provided under this Plan.
6.02 Plan Termination – The Company reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of participants.

APPENDIX A
A. SPECIAL RULE FOR PARTICIPANTS IN THE HONEYWELL RETIREMENT BENEFIT PLAN FORMULA
The following actuarial assumptions shall be used for lump sum payments for participants in the Honeywell Retirement Benefit Plan formula of the Pension Plan:
Interest: 8 1/2% per annum discount rate
Mortality: 1983 Group Annuity Mortality Table for Healthy Males
B. SPECIAL RULE FOR PARTICIPANTS IN THE UOP PENSION PLAN FORMULA
A participant in the UOP Pension Plan formula of the Pension Plan shall, prior to his benefit commencement date, be entitled to elect from among the Actuarially Equivalent annuity forms of payment available to the participant under the Pension Plan other than annuity forms with a level income option. Such payments will begin as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date. If a participant fails to elect an annuity payment form by the required date, his Supplemental Benefit shall be paid in a single life annuity if he is unmarried on his benefit commencement date or in a joint and 50% survivor annuity, with his opposite sex spouse on his benefit commencement date as his contingent annuitant, if he is married on his benefit commencement date.
If the Actuarial Equivalent lump sum value of a participant’s Supplemental Benefit is $10,000 or less, then such Supplemental Benefit shall be paid to the participant in a single lump sum as of the first day of the month following 105 days after the later of the participant’s Separation from Service Date or Earliest Retirement Date.